GRESHAM
INVESTMENT HOUSE

SINO RESOURCES CAPITAL



December 2009

Project Ocean

CONFIDENTIAL



Market Valuation

The following slides set out our approach to valuation of KIA.

In order to compare the Aker Kvaerner Technical Report to today's market conditions, a number of adjustments have been made

Commodity prices

- Copper @ US$2.50/lb
- Gold @ US$850/oz
- Silver @ US$15/oz

Other assumptions

- Foreign exchange adjustment of CapEx and OpEx due to a 12.5% movement in the USD : RMB exchange rate since the time of the report
- Corporate tax rate at 25% with a 2 year rebate of 100% and an additional 3 years with a 50% rebate
- Resource extraction tax of 6 RMB per tonne of ore milled
- 12 month planning period



Market Valuation

Based on public information, KIA is valued at approximately C$2.80, on a risk-adjusted WACC of 17%, which is still significantly higher than current market prices



C$5.00
C$4.50
C$4.00
C$3.50
C$3.00
C$2.50
C$2.00
AK Report, C$2.83
Suggested final bid price C$2.80



Valuation Adjustments

Jaguar have suggested a number of additional adjustments to the Aker Kvaerner Technical Report, in order to assess fair value. Although these insights are probably not available to an outside party, they should be included in Jaguar's assessment of fair value

Costs	▪ Increased cash operating costs from US$9.20 to US$11.90 / tonne milled ▪ Incorporated Jaguar's Treatment and Refining Charges as per indicated agreement ▪ Increased Capital Expenditure by US$36m (to US$634)
Timing	▪ Added 6 months to assumed Construction Period



Jaguar Baseline Valuation

Based on Jaguar's adjustments a C$2.80 valuation can be justified using a WACC of 10.75%, leaving considerable upside if other risks can be mitigated



C$5.00
C$4.50
C$4.00
C$3.50
C$3.00
C$2.50
C$2.00
AK Report,
C$2.83
Jaguar
assumptions,
C$2.80
Suggested final
bid price C$2.80



Risks and Mitigants

Jaguar has the ability to significantly reduce the risks associated with developing this project, through their operational expertise and political influence in China

Operational	▪ Financing - Access to Chinese bank debt ▪ Construction - Extensive experience in project construction ▪ Operations - Extensive experience in mining operations
Political	▪ Mining licence - Comparative advantage in obtaining mining licence ▪ Country risk - Naturally aligned with political and regulatory bodies



Jaguar Risk-adjusted Valuation

Jaguar (or potentially another Chinese acquirer) has the capabilities to significantly de-risk the project. For this reason, a WACC of 8% could be considered more applicable, resulting in a per share valuation of C$4.10


C$5.00
C$4.50
C$4.00
C$3.50
C$3.00
C$2.50
C$2.00
AK Report. C$2.83
Jaguar Assumptions, C$2.80
Jaguar adjusted WACC, C$4.10
Suggested final bid price C$2.80



Jaguar Risk-adjusted Valuation

Even at conservative commodity prices, there is still significant value above current KIA share price which could be captured by an acquirer, depending on the cost of capital assumed



C$5.00
C$4.50
C$4.00
C$3.50
C$3.00
C$2.50
C$2.00
C$1.50
C$1.00
C$0.50
C$0.00
C$4.69
C$4.10
C$3.58
C$3.12
C$2.70
C$2.33
Suggested final bid price C$2.80
(X) NPV @ 7.00 %
(X) NPV @ 8.00 %
(X) NPV @ 9.00 %
(X) NPV @ 10.00 %



Jaguar Risk-adjusted Valuation

A valuation based on current commodity prices indicates significant upside, based on a WACC of 8%

Copper prices (US$/lb)

Gold prices (US$/oz)	1.50	1.75	2.00	2.25	2.50	2.75	3.00	3.25	3.50	3.75
650	(0.24)	0.57	1.38	2.19	3.01	3.82	4.63	5.44	6.25	7.06
750	0.31	1.12	1.93	2.74	3.55	4.37	5.18	5.99	6.80	7.61
850	0.86	1.67	2.48	3.29	4.10	4.92	5.73	6.54	7.35	8.16
950	1.41	2.22	3.03	3.84	4.65	5.46	6.28	7.09	7.90	8.71
1,050	1.96	2.77	3.58	4.39	5.20	6.01	6.83	7.64	8.45	9.26
1,150	2.51	3.32	4.13	4.94	5.75	6.56	7.37	8.19	9.00	9.81
1,250	3.05	3.87	4.68	5.49	6.30	7.11	7.92	8.74	9.55	10.36
1,350	3.60	4.42	5.23	6.04	6.85	7.66	8.47	9.28	10.10	10.91
1,450	4.15	4.96	5.78	6.59	7.40	8.21	9.02	9.83	10.65	11.46
1,550	4.70	5.51	6.33	7.14	7.95	8.76	9.57	10.38	11.20	12.01



Premium Analysis

The standard market premium paid for mid-cap Canadian mining companies, based on recent comparable transactions, is ~50%. An offer involving a premium of this size would by standard market practice, especially involving a company with multiple potential purchasers



Premium (to last close price prior to announcement)
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
Average Premium, 50%
Aquiline Resources Oct 09
Freewest Resources Nov 09
Stingray Copper Oct 09
Moto Goldmines Jul 09
High River Gold Jun 09
Dioro Exploration Apr 09
Western Goldfields Mar 09
Euro Resources Aug 08
Anglo Potash May 08
Nothern Peru Copper Dec 07
Eurasia Gold May 07

Note - Excluding Freewest and Dioro (both competitive bidding situations), average bid premium is 29%. Moto share price had a run up to the initial announcement. Bid premium to 20 day VWAP is 44%



Market conditions

KIA has rallied strongly since its low point at the end of 2008 - although strong performance has also been experienced by its TSX-listed peers, on the back of underlying commodity price improvements.



Prices (rebased to KIA share price, C$)
3.00
2.50
2.00
1.50
1.00
0.50
0.00
30 Nov 07
31 Jan 08
31 Mar 08
31 May 08
31 Jul 08
30 Sep 08
30 Nov 08
31 Jan 09
31 Mar 09
31 May 09
31 Jul 09
30 Sep 09
30 Nov 09
Copper price
S&P/TSX Metals and Mining Index
KMK share price
Gold

Source: Bloomberg, 30 November 2009



Summary

Based on conservative long-term commodity prices and Jaguar's in-house assumptions, an offer can be made in line with recent market transaction premiums, and utilising Jaguar's unique ability to manage and mitigate the associated risks, there is significant value upside to be captured



3 Month VWAP
1 Month VWAP
Last Share Price
20 - 30% Premium to Last Price
Value to Current Shareholders (16-18% WACC)
Value to Jaguar (7-9% WACC)
C$1.00
C$2.00
C$3.00
C$4.00
C$5.00